Exhibit 99(b)(1)

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013	LEHMAN BROTHERS COMMERCIAL BANK LEHMAN BROTHERS INC. 745 SEVENTH AVENUE NEW YORK, NEW YORK 10019

January 7, 2007

UNCN Holdings, Inc.
c/o  Welsh, Carson, Anderson & Stowe X, L.P.
        320 Park Avenue, Suite 2500
        New York, New York  10022

Attention:            D. Scott Mackesy, Managing Member

Senior Secured Credit Facilities
Senior Subordinated Facility
         Commitment Letter

Ladies and Gentlemen:

UNCN Holdings, Inc. (“Holdco” or “you”) has advised Citigroup (as defined below), Lehman Brothers Commercial Bank and its affiliates (collectively, “LBCB”) and Lehman Brothers Inc. (“Lehman Brothers”) that Welsh, Carson, Anderson & Stowe X, L.P. and its affiliates (collectively, the “Sponsor”) intend to consummate the transactions described in Exhibit A hereto (the “Transaction Description”).  Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B, C and D (collectively, the “Exhibits”, and together with the Fee Letter referred to below, this “Commitment Letter”), Citigroup and LBCB are pleased to inform Holdco of CGMI’s (as defined below) and LBCB’s commitments to provide, on a several and not joint basis, 50% each of the principal amount of (i) the senior secured credit facilities described herein (the “Senior Secured Credit Facilities”) and (ii) the senior subordinated credit facility described herein (the “Senior Subordinated Facility” and together with the Senior Secured Credit Facilities, the “Facilities”).

For purposes of this Commitment Letter, “Citigroup” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citigroup shall determine to be appropriate to provide the services contemplated herein, “we” or “us” shall mean, collectively, Citigroup, LBCB and Lehman Brothers, the “Lead Arrangers” shall mean Citigroup and Lehman Brothers and the “Commitment Banks” shall mean Citigroup and LBCB.

1.                                      Conditions Precedent

The several commitments of the Commitment Banks hereunder are subject to:

(a)           The preparation, negotiation, execution and delivery of definitive documentation with respect to the Facilities, including credit agreements, security agreements and guarantees consistent with this Commitment Letter and Exhibits hereto (the “Operative Documents”).

(b)           There not having occurred, since September 30, 2006, any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (as defined below).  For purposes hereof, a “Material Adverse Effect” means a “Company Material Adverse Effect,” as such term is defined in the Acquisition Agreement as in effect on the date hereof.

(c)           The execution and delivery of (A) the Engagement Letter, dated the date hereof between you and the Investment Bank (as defined in the Fee Letter) (the “Engagement Letter”), and (B) the Fee Letter, dated the date hereof between you and us (the “Fee Letter”).

Notwithstanding anything in this Commitment Letter, the Exhibits, the Fee Letter, the Operative Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the only representations relating to the Acquired Business or its subsidiaries and their businesses, the accuracy of which shall be a condition to availability of the Facilities on the date on which the Acquisition is consummated (the “Closing Date”) shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (as defined below), but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Exhibits are satisfied (it being understood that, to the extent any guarantee or collateral (other than any capital stock of the Borrower or any Guarantor and assets pursuant for which a lien may be perfected by the filing of a UCC financing statement) referred to in Exhibit B under “Guarantors” and “Collateral” is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).  For purposes hereof, “Specified Representations” means the representations and warranties of the Acquired Business set forth in the Exhibits relating to corporate power and authority and the enforceability of the Operative Documents, in each case as they relate to the entering into and performance of the Operative Documents, Federal Reserve margin regulations, the Patriot Act, the Investment Company Act and status of the Senior Secured Credit Facilities as senior debt.  For purposes of the Commitment Letter and the Exhibits hereto, this paragraph shall be referred to as the “Certain Funds” paragraph.

2.                                      Commitment Termination

The Commitment Banks’ commitments set forth in this Commitment Letter will terminate on the earliest of (A) August 31, 2007, (B) the date the Operative Documents become effective and (C) the date the Acquisition Agreement is terminated (such earliest date, the “Termination Date”).

3.                                      Syndication

The Lead Arrangers reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Commitment Banks’ commitments to one or more other financial institutions reasonably acceptable to you that will become parties to the Operative Documents (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the “Lenders”); provided, that (i) any assignment of commitments prior to the date of initial funding under the Facilities (the “Funding Date”) shall not reduce the obligations of the Commitment Banks to fund the Facilities pursuant to their respective commitments hereunder if any assignee fails to fulfill its obligations under any such assignment and (ii) no Commitment Bank may assign prior to the Funding Date more than 49.9% of its commitment in respect of the Senior Subordinated Facility (it being understood that participations of the Senior Subordinated Facility prior to the Funding Date are fully allowed so long as participants do not receive voting rights greater than those outlined under “Assignments and Participations” in Exhibit B).  Holdco understands that (i) the Senior Secured Credit Facilities and the Senior Subordinated Facility will be separately syndicated, (ii) the Lead Arrangers intend to commence both such syndication efforts promptly and (iii) the Lead Arrangers may elect to appoint one or more agents to assist us in such syndication efforts.  Without limiting your obligations to assist with syndication efforts as set forth below, we agree that completion of such syndication is not a condition of the Commitment Banks’ commitments hereunder.

Citigroup and Lehman Brothers will act as Joint Lead Arrangers and Joint Book Runners with respect to the Facilities (with Citigroup on the left) and will manage all aspects of the syndication of the Facilities in consultation with Holdco, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (reasonably acceptable to you), the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.  Citigroup will act as Administrative Agent and Lehman Brothers will act as Syndication Agent with respect to each of the Facilities.

You agree to assist the Lead Arrangers in forming a syndicate reasonably acceptable to them and you.  Your assistance in forming such syndicate shall include:  (i) your making your senior management, representatives and advisors (and using commercially reasonable efforts to make senior management, representatives and advisors of Sponsor and the Acquired Business) available to participate in informational meetings with potential Lenders at such times and places as mutually agreed upon; (ii) your using your commercially reasonable efforts to ensure that the syndication effort benefits from Sponsor’s and Holdco’s existing lending relationships; (iii) your assisting (including using its commercially reasonable efforts to cause the Sponsor, the Acquired Business and their representatives and advisors to assist) in the preparation of a customary confidential information memorandum for each Facility and other customary marketing materials to be used in connection with the syndication; (iv) your using commercially reasonable efforts to prepare and provide promptly to us (and to use commercially reasonable efforts to cause the Sponsor and the Acquired Business to provide to us) all information with respect to you, the Acquired Business and your and its subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Facilities; and (v) your using commercially reasonable efforts to obtain ratings of the Facilities, the Notes and the corporate credit of Borrower by Moody’s and S&P prior to the start of the period referred to in clause (b) of paragraph 7 of Exhibit D.  Without limiting your obligations to assist with syndication efforts as set forth above, each of the Lead Arrangers and Commitment Banks agree that completion of such syndication is not a condition to the commitments of the Commitment Banks hereunder.

At the request of the Lead Arrangers, you agree to prepare a version of the information package and presentation to be provided to prospective Lenders that does not contain material non-public information concerning you, the Acquired Business, or your or its affiliates or any securities of any thereof.  In addition, you agree that unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an internet site (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning you, the Acquired Business, or your or its affiliates or any securities of any thereof.

To ensure an orderly and effective syndication of each Facility, Holdco agrees that, until the earlier of a successful syndication of the Facilities and the 90th day after the Funding Date, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Borrower, the Acquired Business or your or their respective subsidiaries being offered, placed or arranged (other than the Notes), without the prior written consent of the Lead Arrangers.

Holdco agrees that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld).  Notwithstanding the foregoing, it is understood and agreed that you may appoint (i) up to two additional “co-documentation agents” with respect to each of the Facilities  (any of the foregoing, a “Co-Agent”) and (ii) one additional bookrunner to act as joint bookrunner with respect to the Senior Secured Credit Facilities and one additional bookrunner to act as joint bookrunner with respect to the Senior Subordinated Facility (any of the foregoing, a “Joint Bookrunner”); provided, that (A) in connection with any such appointment, such Co-Agent or Joint Bookrunner (collectively, the “Additional Commitment Banks”), or one or more of their respective affiliates, shall have assumed, on a several and not joint basis, a portion of the commitment in respect of each of the Facilities (provided that each of Citigroup’s and LBCB’s percentage of the total commitment in respect of each of the Facilities shall not be reduced below 35%) with respect to which it shall act in its appointed capacities and all economics in respect of each of the Facilities shall be shared ratably among the Commitment Banks and the Additional Commitment Banks, and/or their respective affiliates, in proportion to their respective commitments in respect of each of the Facilities and (B) as a result of such appointments, no Additional Commitment Party, together with its affiliates, shall have a greater commitment in respect of any of the Facilities than the commitments of each of CGMI and LBCB or have league table credit.  Holdco agrees that no Lender will receive any compensation of any kind for its participation in either Facility, except as expressly provided in the Fee Letter or in the Exhibits or as otherwise mutually agreed.

4.             Fees

In addition to the fees described in the Exhibits, Holdco will pay (or cause to be paid) the non-refundable fees set forth in the Fee Letter.  Each of the fees described in the Fee Letter and Exhibits B, C and D shall be nonrefundable when paid except as expressly set forth therein.

5.                                      Indemnification

You agree to indemnify and hold harmless Citigroup, LBCB, Lehman Brothers, each Additional Commitment Bank and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of this Commitment Letter by, such Indemnified Person.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Holdco, Acquisition Corp., Sponsor, the Acquired Business, any of their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Holdco, Acquisition Corp., Sponsor, the Acquired Business or any of their securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of this Commitment Letter by, such Indemnified Person.  In no event, however shall any party hereto or its affiliates or related parties be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

6.                                      Costs and Expenses

If the Closing Date occurs, you shall pay or reimburse Citigroup, LBCB and Lehman Brothers on demand for all costs and out-of-pocket expenses incurred by us (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel.  Holdco further agrees to pay all costs and out-of-pocket expenses of Citigroup, LBCB and Lehman Brothers (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights or remedies hereunder.

7.                                      Confidentiality

By accepting delivery of this Commitment Letter, Holdco agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than the officers, directors, employees, accountants, attorneys and other advisors of Sponsor, Holdco and Acquisition Corp., and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, (i) Holdco may disclose this Commitment Letter and the Exhibits thereto (but not the Fee Letter) to the Acquired Business and their respective officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) Holdco may, and may permit the Acquired Business to, file a copy of any portion of this Commitment Letter or the Exhibits thereto (but not the Fee Letter) in any public record in which it or the Acquired Business is required by law to be filed, or disclose the terms hereof (but not the Fee Letter) in connection with any prospectus or offering memorandum in connection with the Transactions or the financings thereof, (iii) Holdco may disclose this

Commitment Letter and the Exhibits thereto (but not the Fee Letter) and drafts of the Operative Documents to rating agencies on a confidential basis and (iv) Holdco may make such other public disclosures of any of the terms and conditions hereof as Holdco is required by law, compulsory legal process or as requested by a governmental authority to make.

8.                                      Representations and Warranties

You hereby represent and warrant that (i) to the best of your knowledge, all written information other than Projections and information of a general economic of industry nature (the “Information”) that has been or will hereafter be made available to any Commitment Bank by or on behalf of the Sponsor, Holdco, Acquisition Corp., the Acquired Business or any of their respective representatives in connection with the transactions contemplated hereby, does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, as supplemented and updated, and (ii) the Projections, if any, that have been or will be prepared by or on behalf of Sponsor, Holdco, Acquisition Corp., the Acquired Business or any of their respective representatives and made available to any Commitment Bank have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that the Projections may vary from actual results and such variations may be material.  If, at any time from the date hereof until the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect, then you will promptly supplement the Information and the Projections from time to time until the Closing Date so that such representations and warranties in the preceding sentence will remain true and correct in all material respects.

In issuing this Commitment Letter and in arranging the Facilities including the syndications of the Facilities, we will be entitled to use, and to rely on the accuracy of, the information furnished to us by or on behalf of Sponsor, Holdco, Acquisition Corp., the Acquired Business or any of their respective representatives without responsibility for independent verification thereof.

9.                                      No Third Party Reliance; Sharing Information

This Commitment Letter is intended to be solely for the benefit of the parties hereto and may not be relied upon or enforced by any other person other than the parties hereto.  This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

You acknowledge that we  may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with Holdco’s interests.  Consistent with our policies to hold in confidence the affairs of our clients, neither we nor our affiliates will furnish confidential information obtained from Holdco or its affiliates to any of our other clients.  Furthermore, we will not use in connection with the transactions contemplated hereby, or furnish to Holdco, confidential information obtained by us from any other person.

10.                               Assignments

Holdco may not assign or delegate any of its rights or obligations under this Commitment Letter or the Commitment Banks’ commitments hereunder without our prior written consent, and any attempted assignment without such consent shall be void ab initio; provided, that, this Commitment Letter, the commitments hereunder and the Fee Letter may be assigned by you to the Borrower pursuant to a writing reasonably satisfactory to each of the Commitment Banks, so long as you remain liable for all your obligations hereunder and thereunder.

11.                               Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.          Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This Commitment Letter (including the Exhibits hereto) and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or electronic transmission (e.g., “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart of this Commitment Letter.  Sections 3 through 8, 12 and 13 shall survive the termination of the Commitment Banks’ commitments hereunder.  You acknowledge that information and documents relating to the Facilities may be transmitted through Intralinks, the internet or similar electronic transmission systems.  Upon execution and delivery of the Operative Documents, the provisions of this Commitment Letter (other than Sections 3, 7, 12 and 13) shall be terminated and superseded by the relevant provisions of the Operative Documents.

13.                               Waiver of Jury Trial, Etc.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

With respect to all matters relating to this Commitment Letter, the Exhibits, the Fee Letter and the Engagement Letter, you hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agree that all claims related hereto may be heard and determined in such courts, (iii) waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agree that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) waive any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or your properties or assets may be entitled.

14.                               Patriot Act

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Citigroup, LBCB, Lehman Brothers and the Lenders are required to obtain, verify and record information that identifies Holdco and Borrower, which information includes the name, address, tax identification number and other information regarding Holdco and Borrower that will allow Citigroup, LBCB, Lehman Brothers or such Lender to identify Holdco and Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to Citigroup, LBCB, Lehman Brothers and the Lenders.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to John W. Peruzzi, Managing Director, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (facsimile:  (212) 723-8590) at or before 5:00 p.m. (New York City time) on January 12, 2007, the time at which the commitments of the Commitment Banks set forth above (if not so accepted prior thereto) will terminate.

[Signature Page Follows]

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Authorized Signer

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ Brian McNany
	Name:	Brian McNany
	Title:	Authorized Signatory

LEHMAN BROTHERS INC.

By:	/s John C. Cokinos
	Name:	John C. Cokinos
	Title:	Managing Director

Accepted and agreed to as of
the date first written above:

UNCN HOLDINGS, INC.

By	/s/ D. Scott Mackesy
Name:
Title: